Exhibit 10.1

EMPLOYMENT AGREEMENT

FOR

STEPHEN GILLINGS

This Employment Agreement (“Agreement”), entered into as of the December 13, 2023 (“Effective Date”) by and between Stephen Gillings (“Executive” and ‘‘Executive’s”) and Purebase Corporation (the “Company”) sets forth the terms and conditions of Executive’s employment with the Company. In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive (collectively the “Parties”) agree as follows:

A. Term of Agreement

The “Term” of this Agreement begins on the Effective Date continuing until termination in accordance with Section E below; provided that the Term shall end upon the earliest to occur of: (a) the death, physical incapacity to perform his essential duties (except as prohibited by applicable law) or mental incompetence of Executive, (b) the date that is ninety (90) days from the date that notice is given by the Executive that the Executive desires to terminate this Agreement, or (c) such other date as is mutually agreed upon by the Company and Executive.

B. Duties and Responsibilities

1. During the term of this Agreement (as provided below), Executive shall be employed by the Company as its Chief Financial Officer and have such responsibilities, duties, and authority, consistent with such position and as may be assigned to Executive from time to time by the Chief Executive Officer of the Company, including, but not limited to, those responsibilities set forth in Appendix A hereto. Executive’s duties and responsibilities may be changed or expanded by the CEO from time to time in his sole and absolute discretion.

2. Executive agrees to devote all of Executive’s normal and reasonable business time and attention (except as noted in other parts of this Agreement) to Executive’s duties for the Company and shall perform such duties and responsibilities diligently and consistent with the policies, procedures, and practices of the Company, and any other manual, memoranda, and communications applicable to Executive including the Company’s Code of Business Conduct and Ethics. These policies, procedures, and practices may be changed or modified by the Company at any time in its sole and absolute discretion. In addition, Executive will timely comply with all regulations applicable to an executive officer of a public company as set forth in the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

3. During the term of this Agreement, Executive shall not be engaged in, or be employed by, any other business enterprise; provided, however, that notwithstanding the foregoing, to the extent consistent with Executive’s duties to the Company and with Executive’s obligations under this Agreement, Executive may engage in the following activities during the term of this Agreement: (a) such activities related to charitable, civic, or community activities; and (b) management of Executive’s personal affairs and passive investment activities. No other outside business activities, including as a consultant to other companies, shall be undertaken by Executive without prior written consent of the CEO allowing for such outside activities.

1

C. Executive Compensation

1. Base Pay. For services rendered hereunder by Executive during the Term, the Company shall compensate and pay Executive in monthly installments a full time annual base salary of $100,000 (“Base Salary”), less applicable withholdings for taxes and authorized deductions. Such Base Salary shall be payable in accordance with the Company’s regular payroll practices. The Company’s Compensation Committee will review Executive’s Base Salary annually and make any adjustment deemed warranted by the Company, in the Company’s sole discretion.

2. Incentive Equity Pay. In addition to the Base Salary, Executive will be granted the following non-statutory stock options, subject to the terms and conditions of Company’s Stock Option Plan and the Stock Option Award Agreement entered into between the Company and Executive with reference to the following:

(a) Company grants Executive 200,000 stock options in accordance with the Notice of Grant of Stock Option attached to the Stock Option Award Agreement, at a strike equal to the fair market value of the Company’s publicly traded stock as of the Effective Date (“First Option”). The First Option shall vest on December 11, 2024 and shall be exercisable for a period of three (3) years thereafter, provided that the First Option may only be exercised while Executive is still employed with Company and for a period of thirty (30) days following Executive’s termination without cause. If Executive fails to timely exercise the First Option or if the Executive is terminated for Cause, as defined below, the First Option shall immediately terminate and be of no further force and effect.

(b) If Executive is still employed with Company on the first anniversary of the Effective Date, Company shall issue Executive a Grant of Stock Option whereby Company shall grant Executive an additional 200,000 stock options, at a strike equal to the fair market value of the Company’s publicly traded stock as of December 11, 2024 (“Second Option”). The Second Option shall vest on December 11, 2025 and shall be exercisable for a period of three (3) years thereafter, provided that the Second Option may only be exercised during Executive’s employment with Company and for a period of thirty (30) days following Executive’s termination without cause. If Executive fails to timely exercise the Second Option or if the Executive is terminated for Cause, as defined below, the Second Option shall immediately terminate and be of no further force and effect.

(c) If Executive is still employed with Company on the second anniversary of the Effective Date, Company shall issue Executive a Grant of Stock Option whereby Company shall grant an additional Executive 200,000 stock options, at a strike equal to the fair market value of the Company’s publicly traded stock as of December 11, 2025 (“Third Option”). The Third Option shall vest on December 10, 2026 and shall be exercisable for a period of three (3) years thereafter, provided that the Third Option may only be exercised while Executive is still employed with Company and for a period of thirty (30) days following Executive’s termination without cause. If Executive fails to timely exercise the Third Option or if the Executive is terminated for Cause, as defined below, the Third Option shall immediately terminate and be of no further force and effect.

The acquisition of the shares subject to your option may result in adverse tax consequences which may be avoided or mitigated by filing an election under Section 83(b) of the Code. Such election must be filed within thirty (30) days after the date of grant. YOU SHOULD CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF ACQUIRING THE SHARES AND THE ADVANTAGES AND DISADVANTAGES OF FILING THE CODE SECTION 83(b) ELECTION. YOU ACKNOWLEDGE THAT IT IS YOUR SOLE RESPONSIBILITY, AND NOT THE COMPANY’S OBLIGATION, TO FILE A TIMELY ELECTION UNDER CODE SECTION 83(b), EVEN IF YOU REQUEST THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON YOUR BEHALF.

2

3. Annual Bonus Pay. In addition to the Base Salary and Incentive Equity Pay, Executive’s performance and value-added contributions will be evaluated on an ongoing basis and will be eligible to receive a discretionary annual bonus for each completed fiscal year or portion thereof that is worked during the Term (the “Annual Bonus”). All terms and determinations in respect of any Annual Bonus, shall be made by the Compensation Committee, in its sole and absolute discretion. To the extent such Annual Bonus is awarded by the Company, it shall be payable to Executive in the calendar year following the applicable fiscal year.

4. In addition to monetary compensation, the Compensation Committee may, in its sole and absolute discretion, award shares of the Company’s common stock or additional options to purchase shares of the Company’s common stock pursuant to the Purebase Incentive Stock Option Plan.

5. Business Expenses. During the Term, Company shall pay or reimburse Executive for all ordinary and reasonable business-related expenses Executive incurs in the performance of Executive’s duties under this Agreement pre-approved in writing by Company. Company will reimburse Executive for all such expenses, in accordance with its policies and procedures, upon presentation by Executive of an itemized account of such expenditures, together with supporting receipts and other appropriate documentation.

D. Employee Benefits

1. During the Term of this Agreement and any extensions thereof, Executive shall be eligible for all employee benefits that the Company may provide to employees at Executive’s level, which may include, but are not limited to benefits such as health insurance plans, stock option plans, and retirement plans, subject in each case to the generally applicable terms and conditions of any such plan or program and to the determinations of any person or committee administering any such plan or program. The Company reserves the right to modify, limit or terminate any such benefit at any time.

2. Executive shall earn Paid Time Off (PTO) in the amount of up to two (2) weeks and six (6) paid holidays during each year of Executive’s employment.

E. Termination of Employment

1. Upon termination of Executive’s employment with the Company, Executive shall be entitled only to such compensation and benefits as described herein. The date on which the termination of Executive’s employment with the Company is effective is referred to herein as the “Termination Date”. The Termination Date shall be Executive’s last day of employment for all purposes, including participating in and coverage under any and all employee benefit plans, programs and perquisites sponsored by or through the Company. Any eligibility or coverage for any disability insurance ends on the Termination Date. Notwithstanding the foregoing, nothing in this section shall be construed to limit Executive’s right to payment or reimbursement under any employee benefit plan, policy, or arrangement for claims or expenses incurred before the Termination Date.

3

2. If Executive’s employment is terminated for any reason during the Term, then, within the time frame provided by applicable law, but no later than the next regularly scheduled payday, the Company shall pay Executive any wages earned but not paid through the Termination Date, and any vested but unpaid benefits due under employee benefit plans, less any applicable taxes and deductions. Following this payment, neither the Company nor any affiliate of the Company shall have any further liability or obligation to Executive or Executive’s estate or beneficiaries.

3. Any termination of Executive’s employment, except for a termination upon Executive’s death, shall be communicated by a written notice to the other party hereto. Such written notice shall set forth the Termination Date.

4. Termination of Employment by Company. Company has the right to terminate Executive’s employment at any time with or without Cause. For purposes of this Agreement, “Cause” shall mean:

(a) a failure by Executive to substantially perform Executive’s duties under this Agreement or Executive’s job responsibilities, including a failure resulting from Executive’s complete or partial incapacity to perform his essential functions due to physical or mental illness or impairment for more than twelve (12) weeks, whether or not consecutive, in any twelve-month period (“Disability”);

(b) an act or omission by Executive that constitutes gross misconduct, moral turpitude or fraud; or

(c) a material breach of any duty owed to Company, including but not limited to the duties of loyalty and confidentiality. However, a breach of loyalty will not be deemed to have occurred if Executive informs the Board of any actual or potential conflict of interest relating to a transaction and the Board approves an exception for such conflicted transaction.

5. Resignation by Executive. Executive has the right to resign Executive’s employment with the Company at any time and for any reason no less than ninety (90) days from the date that written notice is given by the Executive that the Executive desires to terminate this Agreement. The Company retains the right to dismiss the Executive at any time following receipt of such resignation notice provided that Executive will be entitled to Base Salary for the period prior to the effective date of the resignation.

6. Severance Payments. If during the Term of this Agreement Company terminates Executive’s employment without Cause (as defined in Section E (4) above), Executive complies with the post-termination provisions set forth in this Agreement and signs (and does not revoke) a severance agreement substantially similar to the one set forth in Appendix B, then the Company will pay Executive at the rate of Executive’s then-current Base Salary, less applicable taxes and withholdings, for three months plus one month per year of employment under this Agreement from the date of Executive’s termination (“Severance Payments”). The total amount paid would be adjusted in accordance with the average Base Salary paid over the previous 6-month period preceding Executive’s termination date. The Severance Payments shall be made over a period of three months following Executive’s termination date (the “Severance Payment Period”), to be paid on Company’s regular payroll cycle during the Severance Payment Period. In order to receive Severance Payments, Employee must be employer for a minimum of six (6) months prior to termination.

4

F. Confidential Information, Work Product, and Company Property

1. Confidential Information. Executive acknowledges and agrees that, as a result of Executive’s employment with the Company, Executive may develop, obtain, or learn about Confidential Information which the Executive agrees not to disclose to any person or entity outside of the Company during his employment with the Company and following his termination of employment with the Company (the “Restricted Period #1). For the purposes of this Agreement, “Confidential Information” includes all confidential or proprietary information (whether tangible, intangible, written, oral, electronic or other) that the Company has not specifically authorized for disclosure. Such confidential or proprietary information shall include, but shall not be limited to, all trade secrets and the following items (as well as all information relating to the following items):

(a) all confidential or competitively sensitive information, know-how and other trade secrets relating to the business and finances of the Company;

(b) all intellectual property and proprietary rights of the Company;

(c) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces;

(d) business and product research, studies, procedures, costs, plans and strategies;

(e) financial data, budgets and plans;

(f) distribution and methods, plans and strategies;

(g) marketing data, research, methods, plans, strategies and efforts;

(h) information regarding actual and prospective suppliers, clients and customers (including lists, profiles, identities of and customer and supplier nonpublic personal information);

(i) the terms of contracts and agreements with, the terms and requirements of, the Company in the course of dealing with, actual or prospective suppliers and customers;

(j) personnel information (including the names, contact information, skills and compensation of employees and contractors of the Company);

(k) customer and vendor credit information;

(l) information received from third parties subject to obligations of non- disclosure or non-use;

(m) costs, pricing and pricing strategies;

(n) audit processes, management methods and information, reports, recommendations and conclusions; and

(o) development tools, techniques and training methods and manuals.

Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date hereof or (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder. Failure by the Company to mark any of the Confidential Information as confidential or proprietary shall not affect its status as Confidential Information.

5

2. Work Product. All additions, modifications and improvements to Confidential Information that Executive has or will conceive or develop, either alone or with others, shall be the exclusive property of the Company. Executive hereby assigns, and agrees to assign, to Company Executive’s entire right, title and interest in and to:

(a) any and all such improvements, additions and modifications of Confidential Information;

(b) any and all applications for patent or copyright, domestic and foreign, that may be filed on any such improvements, additions and modifications of Confidential Information; and

(c) any and all patents and copyrights that may be issued or be granted on such applications.

Executive will aid the Company promptly upon request, and without consideration, in any matter pertaining to or relating to the protection of any Confidential Information and the applications for patents, trademarks or copyrights covering any such improvements, additions and modifications of Confidential Information. In the event that the Company is unable for any reason whatsoever to secure Executive’s signature to any lawful and necessary documents required to apply for or execute any patent, trademark or copyright application (including renewals or extensions thereof), Executive hereby irrevocably designates and appoints the Company and its officers and agents, as Executive’s agent and attorney-in-fact to act for and on Executive’s behalf and instead of Executive, to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and registration of the Company’s Intellectual Property with the same legal force and effect as if executed by Executive.

The provisions of this section do not apply to an invention which qualifies fully under the provisions of California Labor Code § 2870. This section generally provides that an employee does not have to offer to assign any of his rights in an invention to his employer that the employee developed entirely on his own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (a) relate at the time of conception or reduction to practice of the invention up to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (b) result from any work performed by the employee for the employer.

3. Company Property. All Confidential Information is owned by and for the Company exclusively; is intended for authorized job-related purposes on behalf of the Company; may only be used for authorized, job-related purposes on behalf of the Company; and shall not be used for personal or other non-job-related purposes. Specifically, without limitation, Executive shall not, directly or indirectly, during his employment with the Company or anytime thereafter except as required by law:

(a) remove Confidential Information from the Company’s premises other than as required in the course of employment;

(b) divulge, disclose, transmit, reproduce, convey, summarize, quote, share, or make accessible to any other person or entity any Confidential Information;

(c) use Confidential Information for any purpose outside the course of performing the authorized duties of employment with the Company; or

6

(d) review or seek to access any Confidential Information, except as required in connection with Executive’s employment.

(e) upon termination of Executive’s employment for any reason or at any time at the Company’s request, Executive shall promptly deliver to the Company all Confidential Information in Executive’s possession or under Executive’s control, including all documents, disks, tapes, or other electronic, digital, or computer means of storage, and all copies of such information and property including any tangible property (ie laptop, cell phones) provided to the Executive.

(f) Executive agrees that all rights, title, and interest in all Confidential Information shall include all Intellectual Property, which shall include (i) all inventions (whether patentable or not patentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions; (ii) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (iv) all trade secrets (including research and development, know how, formulas, compositions, manufacturing, mining and production processes and techniques, methodologies, technical data, designs, drawings and specifications); (v) all computer software (including data, source and object codes and related documentation); (vi) all other proprietary rights; (vii) all copies and tangible embodiments thereof (in whatever form or medium); or (viii) similar intangible personal property that is developed or created in whole or in part by Executive at any time and at any place while Executive is employed by Company and that is related to and used in connection with the business of the Company, shall be the sole and exclusive property of the Company. Executive agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain, or otherwise protect the Company’s rights in the Intellectual Property.

If Executive receives a subpoena or process from any person or entity (including, but not limited to, any governmental agency) which would or may require Executive to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, any Confidential Information, Executive shall, to the extent permissible by law, notify the Company of the subpoena or other process within twenty-four (24) hours of receiving it and not make any disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought.

G. Non-Competition; Non-Solicitation, and Non-Disparagement

1. Executive acknowledges that Executive’s services will be of special, unique, and extraordinary value to the Company and that in the course of Executive’s employment with the Company Executive will become familiar with Confidential Information. Executive further acknowledges that there is a high risk and opportunity for any person with access to such information to misappropriate the relationship and goodwill existing between the Company and the Company’s current and prospective customers and suppliers. Executive therefore acknowledges that the Company has a legitimate business interest in the protection of its goodwill and business relationships, and that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

7

2. Executive agrees that the time during his employment shall constitute the non-compete and non-solicit period (the “Restricted Period #2”). During the Restricted Period #2, Executive, without the express prior written consent of the Board, shall not own, establish, manage, join, operate, perform, engage in, participate in or be employed by, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, establishment, management, operation or control of a Competitive Business (as defined below).

3. Executive agrees that during his employment with the Company and for one (1) year commencing after Executive is no longer employed by the Company shall constitute the non-solicitation and non-disparagement period (the “Restricted Period #3”). During the Restricted Period #3, Executive shall not:

(a) solicit the employment or engagement of, whether as an employee, consultant or otherwise, or attempt to recruit for employment or engagement, any individual employed by the Company at any time within the Restricted Period; provided, however, that the foregoing shall not apply to (i) the placement of general advertisements or other notices of employment opportunities which are not targeted directly or indirectly towards such individuals; provided that during the Restricted Period Executive may not hire or otherwise engage any such individual that responds to any such general advertisements or other notices of employment opportunities, or (ii) any solicitation of any such individual whose employment by the Company or any of its Subsidiaries has been terminated by the Company or such Subsidiary prior to such solicitation; and

(b) use Confidential Information to solicit, call on, or in any way contact, either directly or indirectly, any supplier, customer, licensee, licensor, franchisee, or other party that , with an intention of inducing or attempting to induce such Person to cease doing business with the Company, reduce the amount of such business with the Company, to engage in business with a Competitive Business, or to in any way interfere with such business relationship between the Company and such Person.

(c) make, publish or solicit or encourage others to make, publish or solicit, directly or indirectly, any disparaging or negative statements (whether written or oral) about the Company, its subsidiaries, affiliates, officers, directors, employees, or any of their respective businesses, products, services, activities, integrity, or personal or professional reputations.

4. For purposes of this Agreement, “Competitive Business” means any business that produces, designs, manufactures, sells, distributes, delivers or supplies Industrial Minerals for agricultural applications, Supplemental Cementous products or for any other use to various industries throughout the markets served by the Company.

5. Notwithstanding anything to the contrary contained herein, this Agreement shall not preclude Executive during Restricted Period #2 from (i) owning as a passive investment publicly-traded equity securities of a Competitive Business constituting less than two percent (2%) of the outstanding securities of such class or (ii) owning as a passive investment shares of stock or other equity securities in any mutual fund or to own less than five percent (5%) of the equity securities of a private equity or other private investment fund that owns an interest in a Competitive Business.

8

6. Executive acknowledges and agrees that the non-competition, non-solicitation, and non- disparagement requirements (“Restrictive Covenants”) are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and employees and that the duration and scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position Executive holds within the Company. Executive further acknowledges that the Restrictive Covenants are included herein in order to induce the Company to employ Executive and that the Company would not have entered into this Agreement or otherwise employed Executive in the absence of the Restrictive Covenants.

7. Executive acknowledges that any breach, willfully or otherwise, of the Restrictive Covenants or Executive’s obligations as to Confidential Information shall cause continuing and irreparable injury to the Company Parties for which monetary damages would not be a remedy. Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach of any of the Restrictive Covenants or Executive’s obligations as to Confidential Information, the Company shall be entitled to injunctive or other similar equitable relief in any court of competent jurisdiction, without first posting a bond, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

8. If any court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is unenforceable (whether because of duration, scope, or otherwise), such court shall have the power to modify such provision to the minimal extent necessary to make such provision enforceable.

9. If Executive breaches any of the Restrictive Covenants or his obligations as to Confidential Information, the Company shall have the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of such breach. This right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

10. Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during the respective duration of such Restrictive Covenants.

H. Executive’s Representations

1. Executive represents that Executive is not subject to any agreement, order, judgment or decree of any kind which would prevent Executive from entering into this Agreement or performing the services that he shall be performing for the Company. Executive further promises that should he become aware of any reason Executive cannot remain employed by the Company, or fully execute his responsibilities for the Company, he shall immediately notify the Company in writing.

2. Executive represents that he shall abide by all contractual obligations he may have to all prior employers or other entities to which he has rendered services and that he shall not retain, review, or utilize any other person or entity’s confidential or proprietary information or share or disclose such information to any other person or entity.

9

I. Arbitration of Disputes

1. Except in connection with the enforcement of the Restrictive Covenants or with respect to Executive’s obligations as to Confidential Information, any dispute between the Parties under this Agreement, under any statute, regulation, or ordinance, and/or in connection with Executive’s employment, or termination thereof, shall be submitted to binding arbitration before the Judicial Arbitration and Mediation Services (“JAMS”) for resolution. Such arbitration shall be conducted in Sacramento, CA and the arbitrator shall apply California law, including federal law as applied in California courts. The arbitration shall be conducted in accordance with the JAMS’s employment arbitration rules as modified herein. The arbitration shall be conducted by a single arbitrator, who shall be a retired judge and who shall have prior experience arbitrating employment disputes. The award of the arbitrator shall be final and binding on the Parties and judgment on the award may be confirmed and entered in any state or federal court in the State of California. The arbitration shall be conducted on a strictly confidential basis, and Executive shall not disclose the existence of a claim, the nature of a claim, any documents, exhibits, or information exchanged or presented in connection with such a claim, or the result of any action (collectively, “Arbitration Materials”), to any third party, with the sole exception of Executive’s legal counsel, who also shall be bound by these confidentiality terms. In the event of any court proceeding to challenge or enforce an arbitrator’s award, the Parties hereby consent to the exclusive jurisdiction of the state and federal courts in California and agree to venue in that jurisdiction. The Parties agree to take all steps necessary to protect the confidentiality of the Arbitration Materials in connection with any such proceeding, agree to file all Confidential Information (and documents containing confidential information) under seal, and agree to the entry of an appropriate protective order encompassing the confidentiality terms of this Agreement. Invoices for filing fees, administrative initiation costs or for services rendered, shall not be due earlier than thirty (30) days following the presentation of such invoice. Invoices for the binding arbitration hearing shall not be due earlier than thirty (30) days before the commencement of the actual arbitration hearing.

J. Miscellaneous

1. If any term or provision of this Agreement (or any portion thereof) is determined by an arbitrator or court of competent jurisdiction to be invalid, illegal, or incapable of being enforced, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or provision (or any portion thereof) is invalid, illegal, or incapable of being enforced, the Company and Executive agree that an arbitrator or reviewing court shall have the authority to “blue pencil” or modify this Agreement so as to render it enforceable and maintain the original intent of the Parties to the fullest extent permitted by applicable law.

2. Sections F through I, inclusive shall survive and continue in full force in accordance with their terms notwithstanding the termination of Executive’s employment for any reason or expiration of the Agreement.

3. Executive acknowledges and agrees that Executive has had an opportunity to review this Agreement with counsel of Executive’s own choosing.

4. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Counterpart signature pages may be delivered via facsimile transmission or via email with scan or email attachment.

5. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of California.

10

6. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors, and assigns (including any purchaser of the Company), except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

7. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, on the third (3rd) business day after mailed by certified or registered mail, return receipt requested and postage prepaid, on the first business day after sent via a nationally recognized overnight courier, or when sent via facsimile or email to the recipient without notification of non-delivery to the sending party. Such notices, demands and other communications will be sent to the address indicated below:

If to Executive:	Stephen Gillings
38981 Modjeska Peak Lane
Trabuco Canyon, CA 92679
Email: scgillings@gmail.com

If to Company:	Purebase Corporation
Attn: Scott Dockter
8631 State Hwy 124
Ione, CA 95640
Email: sdockter@purebase.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

8. Unless otherwise specified, references to “Sections” and “Appendix” shall be to Sections and Appendices of or to this Agreement. As used herein, “days,” “months” or “years” mean calendar days, months, or years, as the case may be, unless otherwise explicitly specified. The Parties acknowledge that they have been equally involved in the drafting of this Agreement, and that each Party hereto has been adequately represented by or has chosen not to be represented by counsel in the negotiation and drafting of this Agreement. No provision of this Agreement shall be construed against or interpreted to the disadvantage of a party hereto by reason of such party having or being deemed to have drafted such provision.

9. This Agreement and its Appendices A and B constitute the entire agreement between the Parties and supersedes any and all prior understandings, whether oral or in writing, with respect to the subject matter hereof, and may not be amended, discharged, or terminated, nor may any of its provisions be waived, except upon the execution of a valid written instrument executed by Executive and the Company.

10. Should either party to this Agreement commence any legal action or proceeding against the other to enforce or interrupt the terms of this Agreement, the prevailing party shall be entitled to an award of a reasonable attorneys’ fees and costs.

11

By signing below the Company and Executive accept and agree to be bound by the terms and conditions of this Employment Agreement.

EXECUTIVE

/s/ Stephen Gillings
Stephen Gillings
Date:	12/13/23

COMPANY

PUREBASE CORPORATION

By:	/s/ A. Scott Dockter
A. Scott Dockter
Title:	Chief Executive Officer
Date:	/s/ 12/14/23

Signature Page to Employment Agreement

APPENDIX A

Executive will fulfill all duties that a typical Chief Financial Officer would perform for a publicly traded company/ The duties of the position include:

●	Responsible for all Accounting and Financials for Purebase Corporation

●	Responsible for the SEC reporting process (10Q/10K/Proxy) and related quarterly financial release materials

●	Strategy development

●	M&A, Integration

●	System Implementation

●	Operational Improvements/KPIs

●	Internal Audit/SOX/FCPA

●	Controllership/FP&A

●	Employee will remain knowledgeable of GAAP and related requirements

Appendix A

APPENDIX B

SEVERANCE AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Severance Agreement and General Release of All Claims (hereinafter “Agreement”) is made and entered into between Stephen Gillings (hereinafter “Employee”) and Purebase Corporation (hereinafter “Employer”), and is made in light of the following:

Employee was employed by Employer as its Chief Financial Officer. Following settlement discussions, the parties hereto have agreed to settle any and all disputes, now in existence, or arising in the future between Employer and Employee, regarding the employment of Employee and the termination thereof.

The parties hereto acknowledge that each have denied, and continue to deny, any claims asserted by the other, but that Employer and Employee desire to bring this matter and any related matters to a conclusion and to avoid further incurring of costs and expenses incident to their prosecution and defense. Therefore, the parties make this Agreement, expressly recognizing that the making of this Agreement does not in any way constitute an admission of wrongdoing or liability on the part of either party.

In consideration of this Agreement, Employer agrees to pay Employee the sum of ________________. (All applicable employment and payroll taxes will be deducted from the gross severance compensation amount.) Employee acknowledges that Employer has paid all wages and expenses due, and that any consideration offered as part of the Agreement is above and beyond what was owed and paid.

In consideration of the foregoing, Employee, on behalf of himself, his relatives, heirs, estate, executors, administrators, successors and assigns, does fully release and discharge Employer, its officers, directors, agents, employees, attorneys, subsidiaries, affiliated entities, successors and assigns (hereinafter “Employer and/or its Agents”) from all actions, causes of action, claims, judgments, obligations, damages, and liabilities of whatsoever kind and character, including, but not limited to, any actions, causes of action, claims, judgments, obligations, damages, or liabilities relating to his employment with Employer, and the causes, procedures and circumstances surrounding the termination of his employment with Employer, including, but not limited to, those arising out of any claims for violation of any alleged contract, express or implied; any covenant of good faith and fair dealing, whether express or implied; any tort or any federal, state, or local statute or regulation, including, but not limited to, violation of First Amendment, defamation, invasion of privacy, interference with prospective economic advantage, intentional or negligent infliction of emotional distress, employment discrimination under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, Americans with Disabilities Act, the Genetic Information Non-Discrimination Act, the California Fair Employment and Housing Act, the California Labor Code, California Government Code, or under any other applicable federal, state or local fair employment laws on the basis of race, color, sex, national origin, religion, age, handicap, disability, medical condition, reproductive health decision making, marital status, sexual orientation, genetic characteristics, gender identity, gender expression, military and veteran status or other protected class, and/or violation of any other statutes, rules, regulations or ordinances, whether federal, state or local. In addition, Employee agrees he is not an “aggrieved employee” for purposes of the Private Attorney General Act.

Employee represents and warrants that he has not assigned any such action, cause of action, claim, judgment, obligation, damage, or liability or authorized any other person or entity to assert such on his behalf. Further, Employee agrees that under this Agreement, he waives any claim for damages incurred at any time after the date of this Agreement because of alleged continuing effects of any alleged unlawful acts or omissions involving Employer and/or its Agents which occurred on or before the date of this Agreement and any right to sue for injunctive relief against the alleged continuing effects of alleged acts or omissions occurring prior to the date of this Agreement.

Appendix B

Notwithstanding paragraph 4, released claims shall not include any claims based on obligations created by or reaffirmed in this Agreement.

Employee understands and expressly agrees that this Agreement extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, and all rights under Section 1542 of the California Civil Code are hereby expressly waived. Such Section reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with Employer, or any successor, and further agrees not to institute or join any action, lawsuit, or proceeding against Employer and/or its Agents, or any successor, for any failure to employ Employee.

Employee agrees not to initiate, or proceed with, any actions, causes of action, claims, etc. that could be or that have been asserted against Employer and/or its Agents arising out of his employment with Employer or the termination thereof, in any forum, whatsoever. To the extent that any such actions, causes of action, claims, etc. are, or become, pending in any forum, whatsoever, Employee agrees to disclose such and to execute all documents necessary for the withdrawal of such actions, causes of action, claims, etc., with prejudice, forthwith.

Further, Employee specifically represents that he will not in the future participate in, instigate, provide information in connection with (unless required by law to do so) or otherwise assist any other person or entity in any dispute or litigation by any party, person or entity in any state or federal court or in any proceeding before any local, state or federal agency or body, regarding events occurring prior to the date this Agreement is fully executed, claiming that Employer and/or its agents have violated any local, state or federal laws, statutes, ordinances or regulations, or any other wrongful conduct based upon events occurring prior to the date of the execution of this Agreement. Nothing in this Agreement waives Employee’s right to testify in an administrative, legislative or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of Employer and/or its agents, when the Employee has been required or requested to attend the proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature.

Employee represents and agrees that he will keep the existence of this Agreement and its terms completely confidential, he will not hereafter disclose any information concerning this Agreement to anyone other than his immediate family and professional representatives who will be informed of and agree to be bound by this confidentiality clause. Disclosure of the existence of this Agreement or its terms shall constitute a material breach of this Agreement.

Employee and Employer agree that they will not make any disparaging, negative or defamatory comments about each other, whether written, oral or electronic. In particular, they agree they will make no public or private statements, including, but not limited to, press releases, statements to vendors, journalists, employees, prospective employers, interviews, editorials, commentaries, blogs, speeches or conversations that disparage or may disparage the other. Further, Employee agrees not to solicit other employees of Employer to leave Employer’s employment. Nothing in this agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.

Appendix B

Age Discrimination Claims: Employee understands and agrees that, by entering into this Agreement, (i) except for claims arising after the date this Agreement is signed, Employee is waiving any rights or claims Employee might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act; (ii) Employee has received consideration beyond that to which he was previously entitled; (iii) Employee has been advised to consult with an attorney before signing this Agreement; and (iv) Employee has been offered the opportunity to evaluate the terms of this Agreement for not less than 21 days prior to his execution of the Agreement, even though Employee may elect to sign this Agreement before said period of consideration expires. Employee agrees that changes, whether material or immaterial, do not restart the running of the 21-day consideration period.

(a) Employee may revoke this Agreement (by written notice to Employer’s Labor Attorney, Bradley Neufeld at Bradley.Neufeld@varnerbrandt.com) for a period of seven days after his execution of the Agreement, and it shall become enforceable only upon the expiration of this revocation period without prior revocation by Employee.

Should either party to this Agreement commence any legal action or proceeding against the other to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys’ fees.

Employee agrees to immediately return all Employer property including, but not limited to, documents, equipment and money that he has in his possession or control.

If any provision of this Agreement, or its application to any person, place or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement, and such provision as applied to other persons, places and circumstances, shall remain in full force and effect.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument. The parties further agree that facsimile or scanned signatures will constitute original signatures for purposes of execution of this Agreement.

EMPLOYEE FURTHER STATES THAT HE HAS CAREFULLY READ THIS AGREEMENT; THAT HE UNDERSTANDS THAT THE CONSIDERATION TO BE GIVEN TO HIM UNDER THIS AGREEMENT IS IN ADDITION TO WHAT HE IS ENTITLED TO IN THE ABSENCE OF THIS AGREEMENT; THAT HE HAS HAD THE OPPORTUNITY TO HAVE IT FULLY EXPLAINED TO HIM BY AN ATTORNEY OF HIS CHOICE; THAT ONCE EFFECTIVE, THIS AGREEMENT IS FINAL AND BINDING; THAT THE ONLY PROMISES MADE TO HIM TO SIGN THIS AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS ARE THOSE STATED ABOVE; AND THAT HE IS SIGNING IT VOLUNTARILY.

PUREBASE CORPORATION

Dated: _____________, 2023
Name:
Its:

Dated: _____________, 2023
Stephen Gillings

Appendix B